Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	81-2963381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17190 Bernardo Center Drive San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Innovative Industrial Properties, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

Paul E. Smithers

President and Chief Executive Officer

Innovative Industrial Properties, Inc.

17190 Bernardo Center Drive

San Diego, California 92128

(858) 997-3332

(Name, address and telephone number, including area

code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Class A common stock, $0.001 par value	1,000,000 shares	$16.56	$16,560,000	$1,920

(1)	Represents the aggregate number of shares of Class A common stock (“Common Stock”) of Innovative Industrial Properties, Inc. (the “Company”) reserved for issuance under the Innovative Industrial Properties, Inc. 2016 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”) this registration statement also covers an indeterminate number of additional shares of Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on December 5, 2016.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act. The Company previously filed a Registration Statement on Form S-11 on October 17, 2016 (File No. 333-214148) and paid a filing fee of $23,325 (the “IPO Registration Statement”). The Company did not sell an aggregate of $201,250,000 of securities pursuant to the IPO Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Company is offsetting the entire registration fee of $1,920 due under this Registration Statement against the $14,394 that is remaining from the registration fees paid in connection with the IPO Registration Statement (assuming the underwriters’ over-allotment option is exercised in full).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)	The Company’s final prospectus, dated November 30, 2016, filed with the Commission pursuant to Rule 424(b), relating to the Registration Statement on Form S-11, as amended (File No. 333-214148), which contains the audited consolidated balance sheet of the Company as of September 30, 2016 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from June 15, 2016 (date of incorporation) through September 30, 2016; and

(2)	The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-37949) filed with the Commission on November 17, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Company’s charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

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The Maryland General Corporation Law (“MGCL”) requires the Company (unless the Company’s charter provides otherwise, which its charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	The act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in the Company’s right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in the Company’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon the Company’s receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter authorizes it to obligate the Company and the Company’s bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served any predecessor of the Company, in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

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The Company has entered into indemnification agreements with each of its executive officers and directors, and expects to enter into indemnification agreements with future executive officers and directors, that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 6, 2016.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul E. Smithers
Paul E. Smithers
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 6, 2016. Each person whose signature appears below constitutes and appoints Paul E. Smithers and Brian Wolfe, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Alan D. Gold	Executive Chairman
Alan D. Gold

/s/ Paul E. Smithers	President, Chief Executive Officer and Director (Principal Executive Officer)
Paul E. Smithers

/s/ Robert M. Sistek	Chief Financial Officer and Executive Vice President, Investments (Principal Financial Officer)
Robert M. Sistek

/s/ Gregory J. Fahey	Chief Accounting Officer and Treasurer (Principal Accounting Officer)
Gregory J. Fahey

/s/ Gary A. Kreitzer	Director
Gary A. Kreitzer

/s/ Gary M. Malino	Director
Gary M. Malino

/s/ Scott Shoemaker	Director
Scott Shoemaker

/s/ David Stecher	Director
David Stecher

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	Amended and Restated Articles of Incorporation of Innovative Industrial Properties, Inc. [Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11 filed October 17, 2016 (File No. 333-214148)].
(4.2)	Amended and Restated Bylaws of Innovative Industrial Properties, Inc. [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 filed October 17, 2016 (File No. 333-214148)].
(4.3)	Specimen Class A common stock certificate [Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 filed November 17, 2016 (File No. 333-214148)]
(5)	Opinion of Foley & Lardner LLP (including consent of counsel).*
(10.1)	Innovative Industrial Properties, Inc. 2016 Omnibus Incentive Plan [Incorporated by reference to Exhibit 10.1 to the Company’s Form S-11 filed October 17, 2016 (File No. 333-214148)].
(10.2)	Form of Restricted Stock Award Agreement for Officers.*
(10.3)	Form of Restricted Stock Award Agreement for Directors.*
(23.1)	Consent of BDO USA, LLP.*
(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).*
(24)	Powers of Attorney (included on the signature page to this Registration Statement).*

* Filed herewith.

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